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                                                                    EXHIBIT 4.35

                                PROMISSORY NOTE

AMOUNT: $240,000.00                                         DATE: JULY 6, 2000

Twenty days after date of receipt, for value received, the undersigned (jointly and severally if more than one) promise(s) to pay to the order of:

                              KINGS BROTHERS LLC
                              Tax I.D.

The sum of Two Hundred Forty Thousand dollars plus an interest equal to (8%
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annually) payable at any place the holder may so designate. Interest to be paid off at loan pay off time.

The undersigned and any endorser or guarantors herefore, jointly and severally, hereby agree that upon default in payment of performance of this note, or the death,or any act of insolvency or bankruptcy on the part of any of them, however expressed or indicated, then this note shall, at the option of the holder, become immediately due and payable without presentment, demand, protest or further attorney and/or agent of the holder, and the undersigned, and any endorser or guarantors, jointly and severally, agree to pay all collection costs, expenses, agents' fees, and reasonable attorney's fees.

The undersigned further states if he should default on said loan, the lender shall be authorized to place a lien on the following collateral:

               1. All properties of Color Image, Inc.

Borrowers Signature:                            Address:

/s/ Sueling Wang                                4350 Peachtree Industrial Blvd.
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Sueling Wang, President Color Image, Inc.       Suite 100
                                                Norcross, GA 30071

/s/ Flora Chung
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Witness